UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 23, 2013

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on July 6, 2012, Darling International Inc. (the “Company”) announced the appointment of Colin Stevenson as the Company's Executive Vice President - Chief Financial Officer, and on September 1, 2012, the Company entered into that certain Senior Executive Termination Benefits Agreement with Mr. Stevenson (the “Termination Benefits Agreement”) to provide Mr. Stevenson with certain benefits upon a termination of employment under certain circumstances. One of the circumstances triggering a right to severance benefits under the Termination Benefits Agreement is a voluntary termination by Mr. Stevenson for any reason within 90 days following a “change in control” of the Company, as defined in the Termination Benefits Agreement. This type of severance trigger is sometimes referred to as a “modified single trigger.”

On March 26, 2013, the Company filed a proxy statement (the “Proxy Statement”) for its 2013 annual meeting of stockholders (the “Annual Meeting”), which is to be held on Tuesday, May 7, 2013, at 10:00 a.m. Central Time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038. The Proxy Statement included a proposal to consider an advisory vote on executive compensation. In response to a comment received from a proxy advisory firm regarding the modified single trigger provision contained in Mr. Stevenson's Termination Benefits Agreement, the Company and Mr. Stevenson entered into an amendment to the Termination Benefits Agreement (the “Agreement Amendment”) which removes the modified single trigger provision. Under the Termination Benefits Agreement as amended by the Agreement Amendment, Mr. Stevenson will have a right to severance benefits if, within twelve months following a change in control of the Company, his employment with the Company is involuntarily terminated by the Company without “cause” or by Mr. Stevenson for “good reason.” For this purpose, the Agreement Amendment defines “good reason” to be limited to material adverse changes to Mr. Stevenson's terms and conditions of employment, including (1) any material diminution of Mr. Stevenson's authority, duties or responsibilities; (2) any material diminution in Mr. Stevenson's base salary or incentive or bonus award opportunities; (3) any material change in the geographic location at which Mr. Stevenson must perform his duties for the Company; or (4) any action or inaction that constitutes a material breach by the Company of the Termination Benefits Agreement. To claim good reason, Mr. Stevenson must provide timely notice to the Company which will then have an opportunity to cure the conditions claimed to create good reason. The Agreement Amendment also provides for the reimbursement of any legal fees incurred by Mr. Stevenson to enforce his severance right following his involuntary termination for “good reason;” provided, that such reimbursement will be limited to $25,000 in the aggregate.

Apart from the removal of the modified single trigger provision and the addition of the good reason provisions as described above, the Agreement Amendment does not otherwise modify the triggering events or amounts of severance benefits otherwise provided by the Termination Benefits Agreement. Based on this change, the Company believes that the concern regarding the modified single trigger contained in the original agreement has been fully addressed.

The above description of the amendment to Mr. Stevenson's Termination Benefits Agreement is qualified in its entirety by reference to the text of the Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein it its entirety by this reference. Furthermore, the full text of the Termination Benefits Agreement was filed as Exhibit 10.1 to the Form 8-K filed on July 6, 2012.

Item 9.01.          Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Amendment One to the Senior Executive Termination Benefits Agreement dated as of April 23, 2013 by and between Darling International Inc. and Colin Stevenson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: April 23, 2013	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President, General Counsel

EXHIBIT LIST

Exhibit No.	Description

10.1	Amendment One to the Senior Executive Termination Benefits Agreement dated as of April 23, 2013 by and between Darling International Inc. and Colin Stevenson.

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